EXHIBIT 10.1

April 26, 2024

Coastal Pine Holdings, Inc.

30 N. Gould St., Ste R

Sheridan, WY 82801

Re: Advisory and Consulting Engagement Letter

Dear [_________],

Thank you for choosing Blum Management Holdings, Inc. (“Provider”) to provide executive level consulting and related Services for Coastal Pine Holdings, Inc. (“Coastal” together with certain of its affiliates, collectively, the “Company”, the “Client”, or “you”). We look forward to being part of your business journey and are pleased to have the opportunity to continue working with your team. This Engagement Letter describes the scope of our proposed engagement, our fees, and other terms and conditions of our services (collectively, the “Engagement”).

I.	Scope of Engagement & Proposed Services

Services:

You are engaging Provider to provide advisory and consulting services and related business support with respect to the Company’s present and future challenges and opportunities.

The Company hereby engages Provider as an independent contractor and not as an employee, to render consulting services to the Company; this agreement is based on clear acknowledgement that ALL services are solely for the Company and the implementation of its corporate and business plans alone. In addition, Provider hereby accepts such engagement and agrees that Provider will not have any authority to bind or act on behalf of the Company unless otherwise provided herein. Provider shall at all times be an independent contractor hereunder, rather than an agent, coventurer, or representative of the Company. The Company hereby acknowledges and agrees that Provider may engage directly or indirectly in other businesses and ventures and shall not be required to perform any services under this Agreement when, or for such periods in which, the rendering of such services shall unduly interfere with such other businesses and ventures, providing that such undertakings do not completely preempt Provider’s availability during the term of this Agreement. Neither Provider nor its employees will be considered by reason of the provisions of this Agreement or otherwise as being a manager or owner of the Company.

Specifically, Provider will provide a team of focused professionals that may include, but not be limited to, support and advisory services from finance, accounting, human resources, legal, and marketing professionals, and other administrative staff as needed. Provider will work closely with Company and Company’s internal teams, existing management, existing consultants and advisors, lenders, attorneys, and other relevant parties in connection with the implementation of the strategies most appropriate to achieve Company objectives and as directed and authorized by the Company’s Board of Directors (the “Board”). Provider will provide services (the “Services”) including, but not limited to:

●	Make available finance, accounting, human resources, legal, and marketing professionals, and other administrative staff as needed;
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Prepare financial information for distribution to creditors and others, including, but not limited to, approving and revising cash flow projections and budgets, cash receipts and disbursements analysis of various asset and liability accounts, and analysis of proposed transactions;

●	Communicate with interested parties and key constituencies regarding human resources and labor and employment related matters;
●	Advise on all manner of legal and regulatory matters including but not limited to regulatory matters, compliance, federal state and local law, and pending, threatened, or active litigation;
●	Provide oversight and assistance with respect to marketing including approving and revising marketing efforts, promotions, sales, market research, and advertising;
●	Prepare filings and disclosures as required by regulatory authorities and taxing agencies;
●

Provide oversight and assistance with employee management, including, but not limited to, communicating with existing employee base in order to provide additional guidance, structure and morale, and working to identify and recruit long-term senior management positions;

●	Communicate with lenders directly regarding financial performance, strategy, and/or other topics relevant to the scope of this assignment;
●	Evaluate and execute strategic alternatives as needed to maximize the value of the Company;
●	Evaluate and execute financing, cost reduction, and business development opportunities needed to maximize the value of the Company;
●	Evaluate the cash flow generation capabilities of the Company for valuation and liquidity maximization opportunities; and
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Provide oversight and assistance in connection with communications and negotiations with constituents including landlords, trade vendors, investors, and other critical constituents to the successful execution of the Company’s near-term and long-term business plan objectives and goals.

The above-listed services are non-exhaustive and Provider shall provide such other services as may be agreed by Provider and the Company based on discussions throughout the Engagement process and as additional information becomes available. Provider has sufficient expertise and training to ensure that company functions are fulfilled during the Term of this engagement.

EXHIBIT 10.1

II.	Term and Termination

Term:

This Engagement shall be considered effective as of April 26, 2024 and remain in effect until April 26, 2025 (the “Initial Term”). If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated as provided herein.

Termination:

In order to facilitate a well-coordinated transition for the continuity of tasks, projects, and Services following termination of this Engagement, this Engagement Letter may only be terminated by Provider, in its sole and absolute discretion, which can terminate this agreement at any time, upon thirty (30) days prior written notice. Once the agreement is terminated, Provider’s obligations to the Company cease and any unpaid and accrued fees become immediately payable. Provider will issue a final billing invoice based on unbilled fees and expenses through the date of termination.

Client acknowledges and agrees that all original work product created by Provider, including the electronic files and intellectual property associated therewith, belongs to Provider. Upon termination, Provider shall remain in possession of all work product resulting from performance of the Services or related to this Engagement and reserves the right to its future use. Electronic and/or hard copies will be made available to Client.

III.	Compensation and Purchase Option

Provider Service Fee:

Amounts billed for Services provided are based on years of experience, specialization, degree of responsibility, and level of professional attainment of members of the team assigned to your project. We assign and delegate responsibilities based upon the degree of experience and expertise required to provide effective and efficient Services.

Provider’s fees for Services will be billed as follows: $75,000 per month during the Term (the “Provider Service Fee”). Should cash not be available to pay all or part of the Provider Service Fee, then Provider in its sole and absolute discretion may accrue outstanding amounts (“Accrued Compensation Balance”) which shall become subject to a Secured Promissory Note and Security Agreement entered into between the Parties in contemplation hereof (“Security Documents”).

Deposit to Purchase:

Provider, in connection herewith and simultaneously with the execution of this Advisory and Consulting Agreement, shall issue to the Company’s shareholders a promissory note payable in the amount of $940,974 and shall direct its transfer agent to issue 889,725 common shares (496,712 to be transferred upon the execution of this Advisory and Consulting Agreement and 393,013 shares to be transferred on the 12 month anniversary of the date of this Advisory and Consulting Agreement) of Blum Holdings, Inc. (OTC: BLMH) to the Company’s shareholders as a deposit toward the purchase of the Company by Blum Holdings, Inc. The shares will be held by the Company’s shareholders until such time as (i) the purchase of the Company by Blum Holdings, Inc. is completed (if, and at such time, such a transaction is in full compliance with local and state regulations, laws, and policies), at which time they will be considered part of the purchase consideration at that time, or (ii) termination of this Engagement Letter.

IV.	Governing Law and Jurisdiction

This Advisory and Consulting Engagement Letter will be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles. Each of the Parties hereby consents to the jurisdiction of the state and federal courts located in Sacramento County, California and waives any objections to venue and any claim that the forum is inconvenient.

EXHIBIT 10.1

Thank You

If we can answer any questions regarding this Engagement Letter or describe any of our other services, please do not hesitate to contact us. If the foregoing is consistent with your intentions and understanding, please sign this letter in the space provided.

We look forward to working with you!

Sincerely,

Sabas Carrillo

Acknowledged and Agreed: Coastal Pine Holdings, Inc. By: Name: [ ] Title: [ ]

EXHIBIT 10.1

ENGAGEMENT LETTER TERMS AND CONDITIONS

I.	Payment

Invoices for fees and expenses will be issued monthly and are payable upon presentation. When providing payment, please reference your invoice number on such payment so that any amounts paid can be applied to the appropriate balance.

II.	Confidentiality

Provider treats all client relationships as confidential and will not disclose any financial or business information to outside parties without your written permission except as required by law or regulation. Permission may be granted by identifying the parties (e.g., financial advisor, attorney, banker, etc.) in writing to whom disclosure is permitted or by other written correspondence.

III.	Miscellaneous

Amendments

Should the scope of the Engagement change or differ materially from our initial understanding, we will prepare a change order letter outlining the necessary changes and the modification of fees or we will issue a separate engagement letter describing the services to be provided. This Engagement Letter may only be supplemented, abandoned, discharged, amended, renewed, or extended by a written instrument executed by each of the parties hereto.

Assignment

Neither party may assign their rights, duties, or obligations under this agreement, in whole or in part, without the prior written consent of the other.

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